Exhibit 10.5

TDS BONUS DEFERRAL AND

STOCK UNIT MATCH PROGRAM

[YEAR] BONUS YEAR

Purpose

The TDS Bonus Deferral and Stock Unit Match Program (the “Program”) is designed to provide TDS Corporate executives with a significant incentive to acquire additional shares of TDS stock.  This document sets forth the terms and conditions of the Program as offered for the [YEAR] bonus year.

Eligibility

Executives who hold TDS Vice Presidential and above positions are eligible to participate.

Program Overview

Eligible executives may defer up to 100% of their annual bonus up to a maximum of $400,000 and receive Company Stock Unit Matches on the amount deferred.  Company Stock Unit Match amounts will depend on the amount of annual bonus that the executive deferred into stock units and the price of TDS Special Common Stock on the date his/her bonus was determined by TDS.  Executives will receive a 25% Company Stock Unit Match for amounts deferred up to 50% of their total annual bonus and a 33% match for any amounts that they elect to defer that exceed 50% of their total annual bonus award.  The Company Stock Unit Matches will vest ratably over three years.

TDS will establish bookkeeping accounts that reflect the executive’s deferral amount, Company Stock Unit Match and any earned dividends.  The value of the executive’s accounts will change in direct proportion to the performance of TDS Special Common Stock.  However, the amounts credited to an executive’s accounts will not actually be invested in TDS Special Common Stock.  The amounts credited to the executive’s accounts will be distributed in TDS Special Common Stock during the earlier of (i) the seventh calendar month following the calendar month during which the executive separates from service and (ii) the calendar month and year elected by the executive that is at least three years following the calendar year during which the executive makes the deferral election.  Distribution will be in the form of a single lump sum payment.  If the executive separates from service earlier than January 1st of the fourth calendar year following the calendar year during which the bonus is earned (the “Performance Year”), and such separation from service is for a reason other than death or “Disability,” or if the executive elects a distribution date that is earlier than January 1st of the fourth calendar year following the Performance Year, all or a portion of the Company match will be forfeited upon such separation or distribution.

For purposes hereof, “Disability” shall mean a total physical disability which, in the TDS Compensation Committee’s judgment, prevents an executive from performing substantially such executive’s employment duties and responsibilities for a continuous period of at least six months.

The executive is considered to be a general unsecured creditor of TDS with regard to the deferred compensation amounts to which the Program pertains.

The Program is subject to the provisions of the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan, as it may be amended from time to time (the “LTIP”), and shall be interpreted in accordance therewith.  In the event of any inconsistency between the terms of the Program and the terms of the LTIP, the terms of the LTIP shall govern.  The TDS Compensation Committee shall have the right to resolve all questions which may arise in connection with the Program.  Any interpretation, determination or other action made or taken by the TDS Compensation Committee regarding the Program shall be final, binding and conclusive.  Amounts will be paid under the Program only if the TDS Compensation Committee decides, in its sole discretion, that the executive or beneficiary is entitled to them.

Administrative Overview

In November or December of each year, the Corporate Vice President of Human Resources will send a Bonus Deferral Form similar to Attachment I for the upcoming Performance Year to all eligible TDS executives.  Executives wishing to take advantage of this bonus deferral opportunity must fill out this Form and return it (delivered or faxed with signature) to the Corporate Vice President of Human Resources no later than the date specified by TDS (which in no event will be later than December 31st) (see Administrative Ground Rules – Taxes).  Except in the event that an executive experiences an “Unforeseeable Emergency” (as defined below), the elections made by the executive on the Bonus Deferral Form shall be irrevocable upon the commencement of the Performance Year.

Before the first of each year, the Corporate Vice President of Human Resources will confirm all election deferral decisions with the executives making them, as well as advise the administrative personnel who need to be aware of the specifics of these bonus deferral election decisions.

After a participating executive’s bonus award has been determined and the amount he/she has deferred is known, two separate accounts will be established for each participating executive:  (i) the “Deferred Compensation Stock Account”, which will be credited with the bonus monies that the executive has deferred under the Program, and (ii) the “Stock Unit Match Account”, which will be credited with the Company Stock Unit Match awards.

The value of an executive’s accounts for the [YEAR] Performance Year will rise or fall in direct proportion to the price of TDS Special Common Stock.*  All participating executives will receive statements of the number of vested and unvested share units they have in their accounts as of each December 31st (see Attachment II for the information that will be included in each account statement).  These statements will be sent out annually as early in the first quarter as possible.

*              Please note that if an executive participated in the Program for Performance Years prior to the 2005 Performance Year, the value of the executive’s accounts for such years will rise or fall in direct proportion to the price of TDS Special Common Stock and TDS Common Stock.  Accounts for Performance Years prior to the 2005 Performance Year are deemed to be invested in an equal number of shares of TDS Special Common Stock and TDS Common Stock.  Accounts for the 2005 Performance Year and any Performance Year thereafter are deemed to be invested solely in shares of TDS Special Common Stock.

Administrative Ground Rules

This [YEAR] Program will be administered in accordance with the following ground rules:

•      Vesting:

The executive is always 100% vested in all bonus amounts that have been deferred under the Program and any dividends credited under the Program.  Provided that the executive does not separate from service or receive a distribution of his/her accounts for the [YEAR] Performance Year prior to the vesting date, the Company Stock Unit Matches will vest ratably over three years in accordance with the following schedule:

•      33% on December 31st of the year following the Performance Year,

•      an additional 33% on December 31st of the second year following the Performance Year, and

•      the remaining 34% on December 31st of the third year following the Performance Year.

•      Taxes:

Since all bonus deferral decisions under the Program will be made in accordance with IRS requirements, income taxes on all Bonus Deferrals and Company Stock Unit Match awards will be deferred until the proceeds from the executive’s Deferred Compensation Stock Account and Stock Unit Match Account are distributed.  The IRS has taken the position that the executive must make his/her deferral election prior to the beginning of the Performance Year in order that the deferred monies not be considered immediately taxable and to avoid other adverse tax consequences.

Please note, however, that Bonus Deferrals and Company Stock Unit Match awards will be subject to social security and unemployment tax prior to the date they are distributed.  Bonus Deferrals will be subject to social security and unemployment tax at the time of the deferral and Company Stock Unit Match awards will be subject to social security and unemployment tax at the time they become vested.

Appropriate amounts shall be withheld from any distributions under the Program or from an executive’s compensation as may be required for purposes of complying with federal, state, local or other tax withholding requirements applicable to the Program.

•      Separation from Service:

If the executive separates from service prior to the completion of the vesting schedule, as previously described, all unvested share units credited to the executive’s Stock Unit Match Account will be forfeited, except if the executive separates from service as a result of his/her Disability or death.  If the executive separates from service as a result of his/her Disability or death, the executive or his/her beneficiary/beneficiaries, as applicable, will be 100% vested in all share units credited at such time to the executive’s Stock Unit Match Account.

Notwithstanding the foregoing, if the executive separates from service as a result of his/her negligence, willful misconduct, competition with TDS or an affiliate thereof or misappropriation of confidential information of TDS or an affiliate thereof, as determined by TDS in its sole discretion, then the executive’s Stock Unit Match Account, whether vested or nonvested (including any dividend share units credited thereto), automatically will be forfeited as of the date of such separation.

•      Beneficiaries:

An executive who defers any portion of his/her annual bonus under the Program should complete a “Bonus Deferral and Stock Unit Match Program Beneficiary Designation Form” (see Attachment III) and return it to the Corporate Vice President of Human Resources as soon as possible.  In the event of the executive’s death, this Form will govern distribution of the executive’s unpaid vested accounts for the [YEAR] Performance Year and all other Performance Years with respect to which the executive participated in the Program.  The Form does not have to be completed again unless the executive wishes to make some change to the previous Beneficiary Designation Form.  If an executive is married and names someone other than his/her spouse as a primary beneficiary, the designation is invalid unless the spouse consents by signing the Beneficiary Designation Form in the presence of a Notary Public.  If an executive fails to complete such a form, the executive’s spouse, if any, will be the beneficiary.  Otherwise, the executive’s beneficiary will be determined by the terms of the LTIP document.

Notwithstanding any provision within the Program to the contrary, in the event of the executive’s death, his/her unpaid vested accounts will be distributed in their entirety at the time determined by TDS within 60 days following the executive’s death.

•      Initial Value of the Executive’s Deferred Compensation Stock and Stock Unit Match Accounts:

After verification of the executive’s bonus, and the amount that was deferred, the amount credited to the executive’s accounts for the [YEAR] Performance Year will be determined as follows:

•      The initial value of the bonus deferral amount will be determined by dividing the bonus deferral by the closing price of TDS Special Common Stock on the date that the bonus was determined.  Share units will be calculated to three decimal places and fractional share units will accumulate.

For example, if the executive elected to defer 75% of his/her bonus for a year and his/her bonus was $40,000 for that year, the executive would have deferred $30,000.  If the closing price of a share of TDS Special Common Stock on the day this bonus was approved was $100, then 300 share units will be credited to the executive’s Deferred Compensation Stock Account.

•      The initial value of the Stock Unit Match Account will be determined the same way.  Using the above example, the initial dollar value of share units credited to his/her Stock Unit Match Account is $8,300, calculated as follows:

•      25% of $20,000 (50% of the executive’s total bonus) = $5,000

•      33% of $10,000 (the deferral amount over 50% of the executive’s total bonus) = $3,300

•      Total = $8,300

Since the closing price of TDS Special Common Stock on the date the bonus award was approved was assumed to be $100, the executive’s Stock Unit Match Account would be credited 83.00 share units, which would vest in accordance with the following schedule:

•      27.39(1) share units – vests on December 31st of the year following the Performance Year.

•      27.39(1) share units – vests on December 31st two years after the Performance Year.

•      28.22(2) share units – vests on December 31st three years after the Performance Year.

•      83.00   share units – Total Stock Unit Match

•      Value of an Executive’s Deferred Compensation Stock Account and Stock Unit Match Account:

The value of an executive’s accounts for the [YEAR] Performance Year will increase or decrease in an amount equal to the gains or losses that would have been realized if assets in an amount equal to the balance in the executive’s accounts were actually invested in TDS Special Common Stock.  Hence, if the price of TDS Special Common Stock rises by $1, each share unit credited in the executive’s accounts will be worth an additional $1.

•      Dividends:

The executive’s Deferred Compensation Stock Account and Stock Unit Match Account will be credited with dividend share units as follows:

•      On Bonus Deferral Share Units: Dividend share units on the executive’s share units in his/her Deferred Compensation Stock Account will be credited on an annual basis and based on the number of share units credited to the executive’s Deferred Compensation Stock Account as of the record date for each quarter of the year.

This will be done by totaling up the quarterly dividend dollar amounts as per the above (as if the share units actually were outstanding shares of TDS), and dividing this sum by the closing price of TDS Special Common Stock on December 31st of that year.  The result is the number of dividend share units that will be credited as of December 31st to the executive’s account for that year.  No dividend share units will be credited to the executive’s account for a year if as of December 31st of such year the executive’s account has been distributed.

(1) 33% of the total Company Stock Unit Match.

(2) 34% of the total Company Stock Unit Match.

•      On Match Share Units:  For all vested share units credited in the executive’s Stock Unit Match Account, the procedure for determining the dividend share units to be credited to this account is the same as for the Deferred Compensation Stock Account.  Unvested share units credited to a Stock Unit Match Account will not be credited with dividend share units.

•      Unforeseeable Emergency Withdrawals:

In the event that an executive experiences an Unforeseeable Emergency, the executive may request in writing a payment of all or a portion of the share units credited to his/her Deferred Compensation Stock Account and the vested share units credited to his/her Stock Unit Match Account.  Withdrawals will first come from the vested Stock Unit Match Account.  For this purpose, “Unforeseeable Emergency” shall mean a severe financial hardship to an executive resulting from (i) an illness or accident of the executive, the executive’s spouse or the executive’s dependent; (ii) the loss of the executive’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the executive.  Payment may not exceed an amount reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such payment after taking into account the extent to which the hardship may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the executive’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or (c) by cancellation of any deferral election hereunder or under any other nonqualified deferral program for the year of the hardship. College expenses and expenses incurred in purchasing a residence generally do not qualify as Unforeseeable Emergencies.  The following may be considered Unforeseeable Emergencies:  (i) the imminent foreclosure of or eviction from the executive’s primary residence, (ii) the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drug medication and (iii) the need to pay for funeral expenses of the executive’s spouse or dependent.  In the event an executive’s Unforeseeable Emergency withdrawal request is approved, such payment shall be made to the executive in a lump sum as soon as practicable following such approval, but in no event later than 60 days after the occurrence of the Unforeseeable Emergency.  No Unforeseeable Emergency withdrawal request will be approved with respect to an employee who has separated from service.

In addition, in the event that an executive receives an Unforeseeable Emergency withdrawal, whether under this Program or any other nonqualified deferred compensation plan maintained by TDS or its affiliates, then any deferral election made by the executive under this Program or such other plan with respect to the calendar year during which the withdrawal occurs shall be cancelled for the remainder of such year.

•      Distributions:

Except in the event of the executive’s death, the executive will receive the distributable balance credited to his/her accounts for the [YEAR] Performance Year at the earlier of (i) the seventh calendar month following the calendar month during which he or she separates from service, or (ii) the distribution date that he/she selected on the [YEAR] Bonus Deferral Form (which must be a month and calendar year at least three years following the calendar year during which the executive makes the deferral election).  In the event of the executive’s death, the executive’s designated beneficiary will receive such balance at the time determined by TDS within 60 days following the executive’s death.  All distributions for the [YEAR] Performance Year will be made in TDS Special Common Stock, except that the value of any partial share unit credited to an executive’s accounts will be paid in cash.

The total distributable balance in an executive’s accounts will be determined by adding:

•      The sum of all share units credited to his/her Deferred Compensation Stock Account (including any credited dividend share units) reduced by any Unforeseeable Emergency or other withdrawals made prior to the distribution date, and

•      The sum of vested share units credited to his/her Stock Unit Match Account (including any credited dividend share units) reduced by any Unforeseeable Emergency or other withdrawals made prior to the distribution date.

If, for example, the total vested share units credited to the executive’s accounts is 500 share units on the distribution date, the executive will receive 500 shares of TDS Special Common Stock less any taxes TDS is required to withhold (taxes may be withheld in the form of shares).  In this example, the dollar value, which is taxable income, would be calculated by multiplying the closing price of TDS Special Common Stock on the distribution date by 500.

Compliance with Law

This [YEAR] Program is intended to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly.  TDS shall have sole discretion and authority to amend this Program, unilaterally, at any time in the future to satisfy any requirements of Section 409A (irrespective of whether such amendment has retroactive or prospective effect).  Notwithstanding the foregoing, under no circumstance shall TDS be responsible for any taxes, penalties, interest or other losses or expenses incurred by an executive or other person due to any failure to comply with Section 409A.

Questions

Questions on the Program should be directed to the Corporate Vice President of Human Resources.

Attachment I

TELEPHONE AND DATA SYSTEMS, INC.

[YEAR] BONUS DEFERRAL FORM

NAME	SOCIAL SECURITY NUMBER

DATE OF BIRTH

Deferral election with respect to my annual Bonus earned in [YEAR]:

☐            I hereby elect to defer, under the terms and conditions of the TDS Bonus Deferral and Stock Unit Match Program for the [YEAR] Bonus Year  (the “[YEAR] Program”) and the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan (the “LTIP”), as each may be amended from time to time, the following whole percentage of my [YEAR] Bonus that would otherwise be paid to me in [YEAR +1] (deferral not to exceed $400,000).

%

DISTRIBUTION DATE ELECTION:  I understand that my deferred [YEAR] Bonus and the stock unit matches thereon will be paid upon the earlier of (i) the seventh calendar month following the calendar month during which I separate from service and (ii) the date that I elect herein.  I elect that such deferrals and match be paid as follows (select one):

              I elect to receive my deferred [YEAR] Bonus and the stock unit matches thereon in a single lump sum payment in the seventh calendar month following the calendar month during which I separate from service.

- OR -

              I elect to receive my deferred [YEAR] Bonus and the stock unit matches thereon in a single lump sum payment in the following month and year (which year may not be earlier than three years after the year this election is made).  If such date is earlier than January, [YEAR + 4], I recognize that a portion of the company match will be lost.

Month and Year:

•      I understand that my elections set forth herein are irrevocable.

•      I understand that my deferred [YEAR] Bonus and the stock unit matches thereon will be recorded in accounts established in my name on TDS’s books and records and that these accounts will be governed by the terms of the [YEAR] Program and the LTIP, as each may be amended from time to time.

•      I acknowledge that my accounts under the [YEAR] Program will rise or decline in value equal to the earnings or losses that would have been realized if assets in an amount equal to the balances in my accounts were actually invested in TDS Special Common Stock.

•      I acknowledge that the [YEAR] Program is intended to comply with provisions of Section 409A of the Internal Revenue Code and shall be interpreted and construed accordingly.  I agree that TDS shall have sole discretion and authority to amend such program or this [YEAR] Bonus Deferral Form, unilaterally, at any time to satisfy any requirements of Section 409A of the Internal Revenue Code or applicable guidance provided by the Treasury.

Signature

Date

Note:  This Form must be returned to the Corporate Vice President of Human Resources on or before [December     , [YEAR – 1]].